Exhibit 10.38
Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
ACCESS AGREEMENT
This Agreement (the “Agreement”), dated as of this 1st day of December, 2004, by and between Questrade, Inc. an Ontario corporation, located at 5001 Yonge Street, Suite 203, Toronto, Ontario Canada M2N 6P6 (“Questrade”), and Gain Capital, Inc., a Delaware Corporation with an office located at 35 Technology Drive, Warren, New Jersey 07059 (“Gain”) (collectively, the “Parties”).
Recitals
     WHEREAS, Questrade is a registered investment dealer with the Investment Dealers Association of Canada (IDA”);
     WHEREAS Questrade provides Canadian clients with online trading, foreign currency and brokerage services utilizing a trading application (the “Trading Application”), which enables its clients to place securities orders for execution by or through Questrade;
     WHEREAS, Gain is a registered Futures Commissions Merchant and a member of the National Futures Association (“NFA”). Gain is regulated by the Commodity Futures Trading Commission (“CFTC”);
     WHEREAS Gain operates a proprietary software trading application (along with all future versions thereot) (the “Trading Software” or “Application”), which, among other things, provides users, including Canadian users (each Canadian users, hereinafter a “User”) with access to foreign exchange services; and
     WHEREAS, the Parties desire to provide Questrade Clients with exclusive access to Gain’s foreign exchange trading services offered through its Trading Software;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, on the basis of the representations, warranties, and covenants contained in this Agreement, agree, subject to the terms and conditions contained herein, as follows:
1. Definitions
a)	Commencement date means the date of execution of this Agreement.

b)	Gain SHIP program refers to the proprietary hedging program developed by GAIN Capital

c)	Questrade Originated Accounts refers to any client signing account opening documents with Questrade
2. Parties’ Obligations
     2.1 During the Term of this Agreement (as defined in Section 4 below), Gain shall provide the functionality that will allow a User to link to a web site and download Gain’s Trading Software for installation on User’s computer. Gain’s Application will be available to provide the functionality that will automatically launch the Trading Software and allow the User to place foreign exchange transactions for execution through Questrade;
     2.2. Gain will automate the collection of Canadian leads so that Questrade will be automatically notified via email about any Canadian prospect that is interested in foreign exchange services.
     2.3. Gain will provide Trading Software training for designated Questrade staff as well as marketing support.
     2.4 During the Term, Gain shall display Questrade banners on the gaincapital.com and

forex.com websites and promote the relationship between the Parties.
     2.5 Once a User accesses the Trading Application, Gain will have no obligation with respect to the activities conducted by such User on, through, or in connection with such Trading Application. Upon such access, and subject to Questrade’s acceptance and the User’s completion of Questrade’s account documentation, User will become a client of Questrade (“Client”). actions:
     2.6 Gain is prohibited from dealing directly with Clients in connection with the following actions:
a) Describing Questrade’s brokerage services to Clients; provided, however, that Gain may distribute materials prepared or approved by Questrade but shall not have any responsibility for or obligation with respect to any such materials;
b) Becoming involved in the financial services offered by Questrade, including, without limitation, by: (A) opening, approving, maintaining, administering, or closing customer brokerage accounts with Questrade; (B) soliciting, processing, or facilitating securities transactions relating to customer brokerage accounts with Questrade; (C) extending credit to any customer for the purpose of purchasing securities through, or carrying securities with, Questrade; (D) answering Questrade customer inquiries or engaging in negotiations involving brokerage accounts or securities transactions; (E) accepting customer securities orders, selecting among broker-dealers or routing orders to markets for execution; (F) handling funds or securities of Questrade customers, or effecting clearance or settlement of customer securities trades; (G) resolving or attempting to resolve any problems, discrepancies, or disputes involving Questrade customer accounts or related transactions; or (H) recommending or endorsing specific securities, giving advice or promulgating analyses or reports on the value of securities and/or the advisability of investing in securities;
c) Recommending or endorsing securities, services or products, or taking part in any way in the brokerage services, offered by Questrade, including, without limitation, the opening, maintenance, administration, or closing of brokerage accounts, or the solicitation, entry, or execution of orders for a Client;
d) Providing assistance in resolving problems, discrepancies, or disputes involving brokerage accounts or related securities transactions, or answering questions or engaging in negotiations involving brokerage accounts or related securities transactions;
e) Selecting dealers or market centers to which to route orders for Clients;
f) Handling customer funds or securities related to securities orders transmitted to Questrade or effecting clearance and settlement of Clients trades; or
g) Extending credit to any Client for the purpose of purchasing securities through, or carrying securities with, Questrade.
     2.7 Notwithstanding any of the foregoing, Questrade shall be solely responsible for compliance and this Agreement shall be subject to all applicable legal and regulatory requirements of the IDA and the provincial securities commissions in which Questrade provides its brokerage services, (the “Regulators”). This Agreement may be revised in accordance with any change or new securities laws, rules, regulations or by-laws issued by the Regulators.
3. Fees
3.1 During the term of this Agreement, Gain shall provide Questrade with a daily profit and loss statement for each User of the Trading Software as well as a summary for all Users. At the end of each calendar month, net realized revenues from all Questrade Clients designated for the Gain SHIP program will be split on ***. In any calendar month that a net loss in generated, this net loss will be

Called forward into the following calendar month and paid out as a net positive number. For example,
(a) For the month of September, the total net revenue for all Questrade Originated Accounts in the SHIP program is ***. *** will be paid to Questrade’s designated account on or about the 15th of October. If in October, the aggregate profit and loss of all Questrade Originated Accounts in the SHIP program amounts to a negative number, this amount will be carried forward to November. In November, any negative balances will be netted against any positive balances before being paid on or about the 15th of December.
(b) Gain will be solely responsible for determining whether or not a Questrade Originated Account will be included in the Gain SHIP program but will notify Questrade upon the registration of each new account.
3.2 For all Canadians who are clients of Gain prior to the Commencement date of this Agreement and are transferred from GAIN to Questrade and remain in the Gain SHIP program, the net realized revenues will be split in accordance with the chart below. Fee Date Fee Split (Questrade/Gain)

Fee Date	Fee Split (Questrade/Gain)
Month 1 after Commencement date	***

Month 2 after Commencement date	***

Month 3 after Commencement date	***

Month 4 after Commencement date	***

Month 5 after Commencement date	***
3.3. For any prospect referred by Questrade who becomes a Gain client, Gain will pay Questrade *** over the GAIN trading platform. These fees will paid on or about the 15th of the following calendar month for any preceding months’ fees earned.
Gain will provide Questrade with a monthly report, electronically or otherwise, detailing the total number of Questrade referred customers, total transaction volume per customer, and total, if any, earned payments for the reporting period.
3.4 The Parties shall maintain for at least a period of *** complete and accurate records with respect to the calculation of all Fees due under this Agreement and the transactions relating thereto.
3.5 Each User that becomes a Client of Questrade under this Agreement shall be the sole Client of Questrade for securities brokerage purposes and not the customer of Gain. Gain shall not knowingly, solely or in concert with other parties, market to any Client for the purpose of inducing them to terminate their brokerage relationship with Questrade and/or to open a brokerage account with another broker. This provision shall survive the termination of the Agreement for one calendar year from the date of termination.
4. Term and Termination
4.1 The initial term of this Agreement (the “Initial Term”) shall commence as of the date first set forth above and shall continue for a period of one (1) year, to be automatically renewed for successive one (1) year term(s) (each a “Renewal Term”) unless written notice of termination is given to the other Party sixty (60) days prior to end of the Initial Term, or Renewal Term as the case may be.
4.2 Either party may terminate this Agreement if the other party defaults in the performance of a material obligation hereunder, and such default is not cured within *** days after written notice is received from the non-defaulting Party. This Agreement also may be terminated by either party at any time upon *** days’ prior written notice;
4.3 Gain shall acquire no right to disclose, and shall not disclose, without Questrade’s prior written consent, the terms or existence of this Agreement. Gain shall acquire no right to use, and shall not use, without Questrade’s prior written consent, the names, characters, artwork, designs, trade names, copyrighted materials, trademarks, or service marks of Questrade, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees except in accordance with this Agreement.
5. Trading Application Functions
5.1 Gain will make its best efforts to provide, through its Trading Software, all of the material functions and characteristics, and access to any systems, or market centers, as represented or identified to Questrade prior to the execution of this Agreement.
6. Exclusivity
During the time in which this Agreement is in force, the parties acknowledge that Gain may not enter into arrangements similar to those set forth in this Agreement with another Canadian brokerage, including but not limited to competitors of Questrade.
7. Representations, Warranties, and Covenants
7.1 Each Party represents, warrants, and covenants to the other Party that (i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by it, and the performance by it of its obligations and duties hereunder, do not and will not violate any agreement to which it is also a Party or by which it is otherwise bound; and (iii) when executed by it, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms.
7.2 Questrade represents, warrants, and covenants (as applicable) to Gain that (i) it is and will remain during the term of this Agreement a duly registered Dealer under the applicable securities laws of the provinces where it offers its brokerage services and a member in good standing of the IDA and (ii) Questrade shall be in full compliance with all applicable laws of Canada, including but not limited to the rules and regulations enacted by the IDA and the Canadian provinces where it offers its brokerage services.
7.3 Questrade represents that it shall provide written disclosure to each Client of the Fee arrangement prior to any orders being executed by Questrade. The disclosure may include: (a) a clear definition of how the Fee is calculated; (b) the reason for the payment; (c) the name of the parties receiving and paying the Fee; (d) a statement that it is illegal for the party receiving the fee to trade or advise in respect of securities if it is not duly licensed or registered under applicable securities legislation to provide such advice; and (e) the Member has received instructions directly from the client and shall not receive instructions or advice regarding client transactions from the party receiving the fee.
7.4 Gain represents and warrants that in its performance hereunder, it shall obey all applicable laws, regulations and rules of any government body or agency or other competent authority.
8. Disclaimer of Representations and Warranties
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE SUBJECT MATTER HEREOF. THE SERVICES HEREUNDER ARE PROVIDED “AS IS” AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY SPECIFICALLY DISCLAIMED.

9. Indemnification
9.1 Each party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its affiliates, subsidiaries and successors and its and their past or present directors, officers, employees and agents (collectively, the “Indemnified Party”) from and against any and all claims, suits, actions, loss, costs, damages, liability, or other expense asserted by a third party, in each case as incurred, in any way resulting from the actual or alleged breach of any obligation, representation, warranty, or covenant by the Indemnifying Party under this Agreement or from the actual or alleged acts or omissions of the Indemnifying Party or the Indemnifying Party’s past or present directors, officers, employees or agents in connection with this Agreement or the performance thereunder, provided that the Indemnified Party shall give the Indemnifying Party reasonable notice of any claim for indemnification hereunder and provided further that the Indemnifying Party shall permit the Indemnified Party to reasonably control the defense or settlement of any such claim or cause of action, including permitting the Indemnified Party to select counsel of its choice. The Indemnifying Party, with respect to any such claim or cause of action, shall permit the Indemnified Party to monitor any defense or settlement conducted by the Indemnifying Party, and shall obtain the written approval of the Indemnified Party (which approval shall not be unreasonably withheld) prior to settling any claim or cause of action covered by this provision. Both the Indemnifying Party and Indemnified Party shall cooperate in the defense or settlement of any claim or cause of action covered by this provision.
10. Confidentiality
Each party will regard and preserve as confidential any and all information related to the business of the other, its parent company and its subsidiaries and affiliated companies and its or their clients that may be obtained from any source as a result of this Agreement (the “Confidential Information”). Neither party will, without first obtaining the other’s prior written consent, disclose to any person, firm or enterprise, or use for its benefit, any such Confidential Information including information relating to the pricing, methods, processes, financial data, customer lists, apparatus, statistics, programs, research, developments or related information of the disclosing party, its parent company and its subsidiaries, affiliated companies or its or their clients concerning past, present or future business activities of said entities. The aforesaid Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of disclosure by the recipient or anyone to whom it transmits the information, (ii) was available to the recipient on a non-confidential basis prior to the disclosure to it by the disclosing party, (iii) becomes available to the recipient on a non-confidential basis from a source other than the disclosing party who is not bound by a confidentiality agreement with the disclosing patty, (iv) was known to the recipient or in its possession prior to the date of disclosure by the disclosing party, (v) is independently developed by the recipient without reference to the Confidential Information provided by the other party, or (vi) is required to be disclosed by legal process or law, provided that the receiving party will give written notice to the disclosing party immediately upon learning of such requirement so that the disclosing party may seek a protective order or other appropriate remedy or may waive compliance with the terms of this Agreement.
10.1 Customer Information. As between Questrade and Gain, Customer Information (as defined below) is and will remain the sole and exclusive property of Questrade and shall be treated by Gain as Confidential Information of Questrade. “Customer Information” means all data and information pertaining to or identifiable to a Questrade customer, prospect or user of a Questrade Service (as defined below) including without limitation, (i) name, address, email address, password, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data, or any other identification data; (ii) any information that reflects customers’, prospects’ or users’ interactions with a Questrade Service, including but not limited to, information concerning computer search paths, any profiles created or general usage data; or (iii) any data otherwise submitted by customers, prospects, or users in the process of registering for or using a Questrade Service. “Questrade Service” means any service, including without limitation financial or brokerage services that Questrade makes available to its customers, prospects, and users through Web sites, desktops, email, wireless devices, or from any other communications channel developed, owned, licensed, operated, hosted, or otherwise controlled by Questrade or any Questrade affiliate.
10.2 Use of Customer Information. Without limiting any other warranty or obligation specified in this Agreement, and in particular the confidentiality provisions of this Section 10 of this Agreement, during the term of this Agreement and thereafter in perpetuity, Gain will not gather, store, or use any Customer Information in any manner and will not disclose, distribute, sell, share, rent, or otherwise transfer any Customer Information to any third party, except as expressly provided in this Agreement or as Gain may be expressly directed in advance in writing by Questrade. Gain hereby agrees to indemnify and hold harmless Questrade and its affiliates against any damages, losses, liabilities, settlements and expenses (including without limitation costs and attorneys’ fees) in connection with any claim or action that arises from Gain’s misuse or alleged misuse of Customer Information.
10.3 Retention of Customer Information. Gain will not retain any Customer Information for any period longer than necessary for Gain to fulfill its obligations under this Agreement. As soon as Gain no longer needs to retain such Customer Information in order to perform its duties under this Agreement, Gain will promptly return or destroy all originals and copies of such Customer Information.
11. General
11.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Province of Ontario, without regard to its provisions of conflict of laws. Each party hereby consents to the personal jurisdiction of the Province of Ontario, acknowledges that venue is proper in any Superior Court in Ontario, agrees that any action arising out of or related to this Agreement must be brought exclusively in a the Province of Ontario, and waives any objection it has or may have in the future with respect to any of the foregoing.
11.2 Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Party. This Agreement shall be binding on and shall inure solely to the benefit of the Parties and their respective successors and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of or enforceable by any person not a Party hereto.
11.3 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) sent by Federal Express or other commercial overnight courier or (ii) sent postage prepaid by registered or certified mail, return receipt requested, in any event addressed as follows:
If to Questrade:
Questrade, Inc.
5001 Yonge Street, Suite 203
Toronto, ON M2N 6P6
If to Gain:
Gain Capital, Inc.
35 Technology Drive
Warren, New Jersey 07059
11.4 No Agency. Nothing in this Agreement is intended to or shall be construed to constitute an agency, joint venture, partnership or fiduciary relationship between the Parties and no Party shall have the right or authority to act for or on behalf of the other Party, except as is otherwise provided herein.
11.5 Entire Agreement; Amendment. This Agreement and the Software License and Services Agreement entered into by the Parties constitute the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior written or oral proposals, understandings, agreements and representations, all of which are merged herein. No amendment or modification of this Agreement shall be effective unless it is in writing and executed by the Parties.
11.6 Severability. If any provision of this Agreement is determined to be unenforceable, such provisions shall be ineffective only to the extent unenforceable and the remainder of such provision and all other provisions of this Agreement shall remain in full force and effect.
11.7 Limitations of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM PERFORMANCE UNDER OR FAILURE OF PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. NOTWITHSTANDING THE FOREGOING, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 11.7 SHALL NOT APPLY IN THE EVENT OF A BREACH OF SECTION 10 (CONFIDENTIALITY), OR IN CONNECTION WITH AMOUNTS PAYABLE PURSUANT TO SECTION 9 (INDEMNIFICATION) HEREOF.
11.8 Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either Party, its agents or employees, except by an instrument in writing signed by an authorized officer of the Party to be charged. No waiver of a breach of, or default under, this Agreement shall be effective as to any other breach or default of this Agreement, whether of the same or similar nature, and whether occurring before or after the date of such waiver.
11.9 Interpretation. The Parties hereto acknowledge and agree that (i) each Party and its representatives has reviewed and negotiated the terms and provisions of this Agreement; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to each Party hereto and not in favor of or against either party regardless of which Party was purportedly responsible for the preparation of any aspect of this Agreement.
11.10 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles shall be deemed to be originals.
11.11 Press Releases. Neither Party shall issue any public statements regarding this Agreement, the services to be provided hereunder, or any other Party, until both parties have executed the Agreement.
11.12 Survival. The provisions set forth in Section 8, Section 9, Section 10 and this Section 11 shall survive the termination of this Agreement.

GAIN CAPITAL, INC.		QUESTRADE, INC.

By:	/s/ Glenn Stevens	By:	/s/ Edward Kholodenko
Glenn Stevens		Edward Kholodenko
Title: Managing Director		Title: President and CEO